As filed with the Securities and Exchange Commission on July 23, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

RTI INTERNATIONAL METALS, INC. EMPLOYEE SAVINGS AND INVESTMENT PLAN

RTI BARGAINING UNIT EMPLOYEE SAVINGS AND INVESTMENT PLAN

RTI EMPLOYEE SAVINGS & INVESTMENT PLAN

(Full Title of the Plans)

Audrey Strauss

Executive Vice President, Chief Legal Officer and Secretary

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

(Name and address of agent for service)

Telephone number of agent for service (212) 836-2731

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee(4)
Common Stock, par value $1.00 per share	141,575	(2)	$10.30	$1,458,222.50	$169.45

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $1.00 per share (“Shares”) of Alcoa Inc. (“Alcoa”) that may be offered or issued to prevent dilution as a result of adjustments for stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the RTI International Metals, Inc. Employee Savings and Investment Plan, the RTI Bargaining Unit Employee Savings and Investment Plan and the RTI Employee Savings & Investment Plan (together, the “Plans”).
(2)	Represents Shares to be offered or sold in the future under the Alcoa stock fund in the Plans, estimated based on the historical activity of the Plans.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(c) and 457(h) of the Securities Act, and based on the average of the high and low prices of the Shares reported on the New York Stock Exchange on July 21, 2015.
(4)	A registration fee of $185,979.44 was paid in connection with the Registration Statement (333-203275) on Form S-4 of Alcoa, as filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2015, to register 126,570,264 shares of Alcoa common stock. Pursuant to Rule 457(p) of the Securities Act, $169.45 of the registration fee paid under the Registration Statement on Form S-4 will be used to offset against the registration fee due for this Registration Statement on Form S-8.

EXPLANATORY NOTE

On July 23, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated March 8, 2015 among RTI International Metals, Inc., Alcoa and Ranger Ohio Corporation (“Merger Sub”), Merger Sub merged with and into RTI, with RTI being the surviving corporation (the “Merger”). As a result of the Merger, RTI became a wholly owned subsidiary of Alcoa. Alcoa is filing this Registration Statement on Form S-8 in order to register Shares for offer and sale in the future under the Alcoa stock fund in the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Alcoa and the Plans are permitted to “incorporate by reference” in this Registration Statement the information in the documents that they file with the Commission, which means that Alcoa and the Plans can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa and the Plans file later with the Commission will automatically update and supersede information contained in documents filed earlier with the Commission or contained in this Registration Statement. Alcoa and the Plans incorporate by reference in this Registration Statement the documents listed below and any future filings that they may make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa and the Plans are not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with Commission rules.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Alcoa’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015;

•	Alcoa’s Current Reports on Form 8-K and 8-K/A filed on January 22, 2015; February 25, 2015; March 9, 2015; May 5, 2015 (two filings); May 13, 2015, July 6, 2015, July 13, 2015 and July 23, 2015 (two filings) (in each case, except to the extent furnished but not filed);

•	The description of Alcoa’s common stock, par value $1.00 per share, contained in the Form S-4 (File No. 333-203275) initially filed under the Securities Act with the Commission on April 7, 2015, as amended by Pre-Effective Amendments Nos. 1 and 2 respectively filed on May 18, 2015 and June 10, 2015, including any amendments or reports filed for the purpose of updating such description; and

•	The Annual Reports on Form 11-K of each of the Plans for the fiscal year ended December 31, 2014.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Thomas F. Seligson, Counsel of Alcoa, has opined as to the legality of the securities being offered by this Registration Statement. As an employee of Alcoa, Mr. Seligson participates in incentive plans of Alcoa and is eligible to receive awards under such plans. Mr. Seligson beneficially owns less than 0.1% of the outstanding Shares.

Item 6.	Indemnification of Directors and Officers.

The Pennsylvania Business Corporation Law (“PBCL”) provides that a corporation may indemnify any person who is or is threatened to be made a party to an action by reason of the fact that the person was or is a director, officer, employee or agent (a “representative”) of the corporation (i) under PBCL section 1741 against judgments, settlements, and expenses reasonably incurred in actions brought against the person (other than actions brought by or in the right of the corporation) and (ii) under PBCL section 1742 against expenses reasonably incurred in defending or settling actions by or in the right of the corporation, in each case if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. No indemnification can be made under PBCL section 1742 in respect of any matter where the person has been adjudged to be liable to the corporation, unless a court determines that the person is fairly and reasonably entitled to indemnity for expenses. Unless ordered by a court, indemnification under those provisions is to be made in the specific case upon a determination that indemnification is proper by the board, by independent legal counsel, or the shareholders. PBCL section 1743 also mandates indemnification of expenses, whether or not the action was brought by or in the right of the corporation, to the extent that the person has been successful in defense of any action or proceeding. PBCL section 1745 authorizes a corporation to pay a representative’s expenses in advance of a final disposition of a matter, upon receipt of an undertaking by the recipient to repay the amounts advanced if it is ultimately determined that the representative is not entitled to be indemnified by the corporation.

PBCL section 1746 provides that the indemnification and advancement provided for in PBCL sections 1741 through 1745 shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled under any bylaw, agreement, vote of shareholders, or otherwise. Section 1746 does not authorize indemnification where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Articles of Incorporation provide that except as prohibited by law, Alcoa may indemnify any person who is or was a director, officer, employee or agent of Alcoa or is or was serving at the request of Alcoa as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, any employee benefit plan, and may take such steps as may be deemed appropriate by the board of directors, including purchasing and maintaining insurance, entering into contracts, including, without limitation, contracts of indemnification between Alcoa and its directors and officers, creating a trust fund, granting security interests or using other means, including, without limitation, a letter of credit to ensure the payment of such amounts as may be necessary to effect such indemnification.

Article V of the By-Laws of Alcoa provides that Alcoa shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of Alcoa or who served or serve other business entities at the request of Alcoa. Under these By-Law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or another disinterested person selected by the board of directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Alcoa, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by Alcoa if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.

Article VIII of the By-Laws provides that, except as prohibited by law, every director of Alcoa shall be entitled as of right to be indemnified by Alcoa for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of Alcoa. Expenses incurred with respect to any claim may be advanced by Alcoa, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. Alcoa has entered into such an indemnity agreement with each of its current directors and officers.

Each of Article V and Article VIII of the By-Laws provides that it is not exclusive and is in addition to any other rights to indemnification to which an eligible person may be entitled.

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $500 million for liability of directors and officers. The insurance includes within that limit $250 million of coverage, subject to a retention, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2015 and provides liability insurance and reimbursement coverage for Alcoa and its directors and officers that is permitted by the laws of Pennsylvania.

Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director’s responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

Alcoa’s Articles of Incorporation and By-Laws were amended by the shareholders to implement the increased protections made available to directors under the PBCL as described in the preceding paragraph. The Articles of Incorporation and the By-Laws provide that to the fullest extent that the laws of the Commonwealth of Pennsylvania permit elimination or limitation of the liability of directors, no director of Alcoa shall be personally liable for monetary damages for any action taken, or any failure to take any action.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on July 23, 2015.

ALCOA INC.
(Registrant)

By:	/s Robert S. Collins
Robert S. Collins
Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Klaus Kleinfeld Klaus Kleinfeld	Chairman and Chief Executive Officer; Director (Principal Executive Officer)	July 23, 2015

/s/ William F. Oplinger William F. Oplinger	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 23, 2015

/s/ Robert S. Collins Robert S. Collins	Vice President and Controller (Principal Accounting Officer)	July 23, 2015

Arthur D. Collins, Jr., Kathryn S. Fuller, Michael G. Morris, E. Stanley O’Neal, James W. Owens, L. Rafael Reif, Carol L. Roberts, Patricia F. Russo, Sir Martin Sorrell, Ratan N. Tata and Ernesto Zedillo, each as a Director, on July 23, 2015, by Robert S. Collins, their Attorney-in-Fact.*

*By:	/s/ Robert S. Collins
Robert S. Collins
Attorney-in-Fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 23, 2015.

RTI International Metals, Inc. Employee Savings and Investment Plan

RTI Bargaining Unit Employee Savings and Investment Plan

RTI Employee Savings & Investment Plan

By:	/s/ Roy C. Harvey
Roy C. Harvey, Member, Alcoa Inc.
Benefits Management Committee

By:	/s/ William F. Oplinger
William F. Oplinger, Member, Alcoa Inc.
Benefits Management Committee

By:	/s/ Robert G. Wilt
Robert G. Wilt, Member, Alcoa Inc.
Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Articles of Incorporation of Alcoa Inc., as in effect on the date hereof (incorporated by reference to Exhibit 3(a) to Alcoa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).

4(b)	By-Laws of Alcoa Inc., as amended effective May 1, 2015 (incorporated by reference to Exhibit 3 to Alcoa’s Current Report on Form 8-K filed May 5, 2015).

5	Opinion of Thomas F. Seligson, Counsel of Alcoa Inc.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Ciuni and Panichi, Inc. relating to the RTI International Metals, Inc. Employee Savings and Investment Plan

23(c)	Consent of Ciuni and Panichi, Inc. relating to the RTI Employee Savings and Investment Plan

23(d)	Consent of Ciuni and Panichi, Inc. relating to the RTI Bargaining Unit Employee Savings and Investment Plan

23(e)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24.1 to Alcoa’s Registration Statement on Form S-4 filed April 7, 2015).